EXHIBIT 10.27

LOAN AGREEMENT AND PROMISSORY NOTE

This Loan Agreement and Promissory Note (“Note”) is entered into and effective as of June 16, 2009 (“Effective Date”), by and among Medis Technologies Ltd., a Delaware corporation (“Borrower”), and Volation Capital Partners, LLC, a New York limited liability company, doing business as Volation Technology Capital Partners, LLC (including its permitted designees, successors and assigns, “Lender”).

1.	Bridge Loan.	Upon the terms and subject to the conditions contained herein, the Lender shall lend to Borrower $550,000.00 (“Loan Amount”).

2.	Funding. Loan Amount will be delivered to Borrower via wire transfer by 2:00pm EST on June 16, 2009.

3.
Interest Rate.  Interest on the Loan Amount shall be at a rate of 6.0% per annum calculated on a 365 day basis, until paid in full.  Borrower shall have the right to prepay all or any part of the principal balance of this Note at any time without penalty or premium.  All payments shall be first be applied to interest, then to reduce the outstanding principal.

3.
Maturity Date.  The maturity date of the Loan shall be June 25, 2009.  Borrower hereby promises to repay the Loan Amount to Lender in full, together with accrued interest, on or before the maturity date, or at such other time and place as Lender may, in its sole discretion, designate in writing from time to time.

4.
Offset.  Pursuant the Preferred Stock Purchase Agreement between the Borrower and Lender dated June 8, 2009, Lender would fund the first Put Closing on June 25th, 2009, if: (i) the Lender has a minimum of 6,500,000 shares delivered in accordance with the Stock Loan Agreements, and (ii) Borrower provides a Put Notice on June 24, 2009, with the Warrant exercise price being equal to the average daily closing prices of the Borrower’s shares on June 23, 2009 and June 24, 2009.  The funds delivered to Borrower as the first Put Purchase Price will be reduced by the Loan Amount plus accrued interest.

5.	Additional Terms

a.   No Waiver.  The acceptance by Lender of payment of a portion of any installment when due or an entire installment but after it is due shall neither cure nor excuse the default caused by the failure of Borrower timely to pay the whole of such installment and shall not constitute a waiver of Lender’s right to require full payment when due of any future or succeeding installments.

b.   Default.  Any one or more of the following shall constitute a “default” under this Note:  (i) a default in the payment when due of any amount hereunder, (ii) Borrower’s refusal to perform any material term, provision or covenant under this Note, (iii) the commencement of any liquidation, receivership, bankruptcy, assignment for the benefit of creditors or other debtor-relief proceeding by or against Borrower, (iv) the levying of any attachment, execution or other process against Borrower, or (v) any default by Borrower under the Preferred Stock Purchase Agreement ..

c.   Default Rights

i.   Upon the occurrence of any default Lender may, at its election, declare the entire balance of principal and interest under this Note immediately due and payable.  A delay by Lender in exercising any right of acceleration after a default shall not constitute a waiver of the default or the right of acceleration or any other right or remedy for such default.  The failure by Lender to exercise any right of acceleration as a result of a default shall not constitute a waiver of the right of acceleration or any other right or remedy with respect to any other default, whenever occurring.

ii.   Further, upon the occurrence of any default, Lender shall thereupon and thereafter have any and all of the rights and remedies to which a lender is entitled after a default under applicable law, as then in effect.

iii.   The rights, privileges, powers and remedies of Lender shall be cumulative, and no single or partial exercise of any of them shall preclude the further or other exercise of any of them.  Any waiver, permit, consent or approval of any kind by Lender of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing.  Any proceeds may be applied by Lender to the payment of expenses incurred by Lender in connection with the foregoing, and the balance of such proceeds shall be applied by Lender toward the payment of the Borrower’s obligations.

iv.   Further Assurances.  Borrower agrees that at any time and from time to time Borrower shall promptly execute and deliver all further instruments and documents that Lender may request in order to enable Lender to exercise and enforce its rights and remedies following an event of default.

d.   No Oral Waivers or Modifications.  No provision of this Note may be waived or modified orally, but only in a writing signed by Lender and Borrower.

e.   Attorney Fees.  The prevailing party in any action by Lender to collect any amounts due under this Note shall be entitled to recover its reasonable attorneys fees and costs.

f.   Governing Law.  This Note has been executed and delivered in, and is to be construed, enforced, and governed according to the internal laws of, the State of New York without regard to its principles of conflict of laws.

g.   Severability.  Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Note shall be held to be prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of that provision or the other provisions of this Note.

h.   Entire Agreement.  This Note contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement and Promissory Note to be duly executed by their respective authorized signatories as of the date first indicated above.

Borrower: MEDIS TECHNOLOGIES, LTD. /s/ Jose Mejia Name: Jose Mejia Title: President & Chief Executive Officer /s/ Stephen Crea Name: Stephen Crea Title: Chief Financial Officer

Lender: VOLATION CAPITAL PARTNERS, LLC /s/ TerryPeizer Name: Terry Peizer Title: Managing Director